Exhibit 23.1

The Board of Directors

Max Re Capital Ltd.

We consent to the incorporation by reference in the registration statements No. 333-69092 on Form S-8 and No. 333-131951 on Form S-8 of Max Re Capital Ltd. of our reports dated February 15, 2006, except as to the restatement discussed in note 2 to the consolidated financial statements, which is as of November 13, 2006, with respect to the consolidated financial statements and all related schedules, and our report dated February 15, 2006, except as to the second through final paragraphs of Management’s Report on Internal Controls Over Financial Reporting (as restated), which are as of November 13, 2006, on management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K/A of Max Re Capital Ltd.

Our report on Internal Control Over Financial Reporting expresses our opinion that Max Re Capital Ltd. did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of objectives of the control criteria and contains explanatory paragraphs that state that management has identified and included in its revised assessment the following control deficiencies which resulted in a material weakness as of December 31, 2005.

•	The Company did not maintain effective controls to bifurcate retroactive and prospective elements of coverage within reinsurance contracts purchased in accordance with SFAS 113, where the dates of agreement in principle of substantial terms and coverage inception differed.

•	The Company did not maintain effective controls over the appropriate accounting for the specific contractual feature contained within the three complex retrocessional contracts purchased.

•	The Company did not maintain effective controls to identify potential extra-contractual agreements, including oral agreements, related to their retrocessional contracts purchased to allow for an appropriate determination of risk transfer.

/s/ KPMG
Hamilton, Bermuda
November 13, 2006